Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-88960, 333-111062 and 333-120336) on Form S-3 and registration statements (Nos. 333-60525, 333-51704 and 333-53786) on Form S-8 of Amedisys, Inc. of our report dated March 16, 2005, with respect to the consolidated balance sheets of Amedisys, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated April 15, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Amedisys, Inc.

Our report dated April 15, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that Amedisys, Inc. excluded from its assessment of the effectiveness of Amedisys, Inc.’s internal control over financial reporting as of December 31, 2004, the Company’s 2004 acquisitions as listed in Note 2 to the consolidated financial statements. The Company’s acquisitions comprised 8.9% of total net patient service revenues for the year ended December 31, 2004. Our audit of internal control over financial reporting of Amedisys, Inc. also excluded an evaluation of the internal control over financial reporting of the Company’s 2004 acquisitions as listed in Note 2 to the consolidated financial statements.

/s/ KPMG LLP

Baton Rouge, Louisiana

April 15, 2005